Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is executed as of March 3, 2021, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and David J. Henshall (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated as of July 10, 2017 (the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Amendment, effective March 1, 2021 (the “Effective Date”), in order to clarify Section 2(b) thereof regarding the Executive’s cash incentive compensation; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1. Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive variable cash incentive compensation as determined by performance goals established by the Board upon consultation with the Executive. The Executive’s maximum annual cash incentive compensation shall be 200 percent of his Base Salary. The Executive’s target variable cash compensation shall mean the Executive’s variable cash compensation target for the then current fiscal year, calculated as though the Company and the Executive achieved, as of the applicable measurement date, the Company’s financial targets and the Executive’s financial targets and individual goals, each at the 100 percent level (“Target Variable Cash Compensation”). For all years, eligibility for cash incentive compensation shall be contingent on the Executive’s employment through the end of the calendar year for which incentive compensation is determined. Incentive compensation for any calendar year will be payable in a lump sum in cash within 75 days after the end of such year.

2. The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

3. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CITRIX SYSTEMS, INC.

By:	/s/ Robert M. Calderoni
Name:	Robert M. Calderoni
Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ David J. Henshall
David J. Henshall